Exhibit 10.9

February 7, 2021

Mark Stenhouse

Dear Mark:

It is with great pleasure that we offer you the position with Prometheus Biosciences, Inc. (“Prometheus” or the “Company”). This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment or services to the Company.

Employment Terms:

Following the Employment Start Date (as defined below), you will serve in the position of Chief Operating Officer, performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. You will report to Mark McKenna, President and Chief Executive Officer. You will perform your duties at the Company’s headquarters in San Diego, California, provided that you are permitted to work remotely up to ten (10) business days per month without prior approval of the Chief Executive Officer. This is an exempt position.

Following the Employment Start Date, you shall devote your full working time and attention to the business affairs of the Company. Subject to the terms of the Company’s Employee Confidential Information and Inventions Agreement, as described below, this shall not preclude you from (a) devoting time to personal and family investments, (b) participating in industry associations, or (c) serving on community and civic boards, provided such activities do not interfere with your duties to the Company, as determined in good faith by the President and Chief Executive Officer. You agree that you will not join any boards, other than community and civic boards (which do not interfere with your duties to the Company), without the prior approval of the President and Chief Executive Officer, which approval shall not be unreasonably withheld.

Your anticipated start date is March 1, 2021 or another mutually agreed upon date (the “Employment Start Date”), but in no event later than March 31, 2021 (the “Employment Start Date Deadline”). The employment offer contained in this Agreement will automatically expire if you have not commenced full-time employment with the Company prior to the Employment Start Date Deadline.

Associated with this opportunity, the Company offers the following compensation and benefits:

1.

Initial Salary: $425,000 U.S. Dollars on an annualized basis (the “Base Salary”), to be paid bi-weekly in accordance with the Company’s payroll practices. Compensation is subject to periodic reviews and adjustments at the Company’s discretion.

2.	Signing Bonus: You will be eligible to receive a signing bonus of $25,000 payable within 30 days of your start date to cover temporary housing costs in San Diego.

3.

Annual Bonus Plan: You will be eligible to receive an annual performance bonus. Your initial bonus target (your “Target Bonus”) shall be 40% of your Base Salary for the applicable year. Actual bonus payments are based on your continuous performance of services to the Company, the achievement of individual and corporate goals, and the approval of Company management. Bonus payouts may be more or less than the targeted amount based on the before mentioned criteria. Except as described in Section 2 (“At-Will Employment; Severance”) of Additional Information Regarding Employment at Prometheus Following the Employment Start Date below, you must be an active employee of the Company on the date bonuses are distributed to be eligible for a bonus payout. Your annual bonus for 2021 will be pro-rated to reflect the portion of such year following your Employment Start Date.

4.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. Terms and conditions of each plan or program are subject to applicable laws, regulations and policies. Should there be a conflict between a plan document and this information, the plan document will always govern. The Company reserves the right to change, alter, or terminate any benefit plan at its sole discretion.

5.	Withholding: All amounts payable to you will be subject to appropriate payroll deductions and all required withholdings.

Consulting Terms:

1.

Consulting Terms: Commencing with your acceptance of this Agreement (the “Consulting Start Date”), you will provide consulting services to the Company on the terms and conditions set forth herein in order to support the Company prior to the Employment Start Date and the date you commence full-time employment. Your consulting services pursuant to this paragraph shall automatically terminate on the first to occur of (a) the Employment Start Date or (b) March 31, 2021. In addition, either party may terminate your consulting services upon sixty (60) days’ written notice to the other party.

2.

Scope of Services During Consulting Period: During the term of your consulting services, you will use reasonable efforts to devote such percentage of your business time and effort to the performance of his services hereunder as shall be mutually agreed upon by you and the Company’s President and Chief Executive Officer, and you shall provide such additional information, advice and assistance

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

concerning matters that are within the scope of your knowledge and expertise, provided that in no event will the Company require that you perform services under this Agreement to the extent that your performance of such services would violate any agreements, obligations or understandings that you may have with any third party. Your advice during the consulting period shall be of an advisory nature and the Company shall not have any obligation to follow such advice. You agree to perform the consulting services and any other obligations or activities hereunder in accordance with (a) the terms of this Agreement, (b) all applicable laws, and (c) all Company policies and procedures as are provided in advance and in writing to you in connection with your performance under this Agreement.

3.

Availability: In connection with your consulting services to the Company, you agree to: (a) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice during regular business hours; and (b) be available to attend meetings with the Company’s executive team or persons designated by any of the members of the Company’s management team, at the Company’s headquarters or other offices, on reasonable prior notice.

4.

Status as Independent Contractor: Notwithstanding any provision of this Agreement to the contrary, during the period of your consulting services, you acknowledge that you are and shall at all times be an independent contractor, you are not an agent or employee of the Company and you are not authorized to bind the Company or otherwise act on behalf of the Company. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Prior to the Employment Start Date, you shall have no right under this Agreement, or as a result of your services to the Company, to participate in any employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from your compensation for taxes, the payment of which shall be solely your responsibility. You represent and warrant that neither this Agreement nor the performance thereof will conflict with or violate any obligation you may have to, or the right of any, third party.

5.

Other Work Activities: During the term of your consulting services, you may engage in employment, consulting or other work relationships in addition to your work for the Company, provided that such engagements do not violate the provisions of this Agreement. The Company will not be entitled to any setoff or other reduction in its payments hereunder as a result of such permitted other work activities.

6.

Compensation: Your compensation for any consulting services under this Agreement shall include the grant and vesting of the Option (as described below) and such other compensation as shall be mutually agreed between you and the Company in writing.

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

7.

Stock Options: Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 2,400,000 shares of the Company’s Common Stock (the “Option”) as soon as reasonably practicable following your Consulting Start Date. The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2017 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares on the one year anniversary of your Consulting Start Date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement, subject to the accelerated vesting described in Section 2 (“At-Will Employment”; Severance) of Additional Information Regarding Employment at Prometheus below. In the event you do not commence employment with the Company as its Chief Operating Officer on the terms set forth in this Agreement prior to the Employment Start Date Deadline, the Option will terminate immediately, regardless of whether you continue as a consultant to the Company following such date.

Additional Information Regarding Employment at Prometheus Following the Employment Start Date:

1.

Background Check: Please understand that the offer of employment is contingent upon your successful completion of a background check, including a healthcare sanctions check. Additionally, this offer of employment and your continued employment with Prometheus is contingent on your obtaining and keeping the licenses, credentials, permits, certifications and such similar authorizations necessary to perform your job. Prometheus reserves the right, in its sole discretion, to rescind this offer based on the results of the background check.

By signing this Agreement, you are acknowledging that you have never been and are not currently debarred, excluded or banned from any federal healthcare program. You agree to immediately notify Prometheus should you become debarred, excluded or banned from any federal healthcare program or should you be convicted of a felony involving fraud or deceit.

2.

At-Will Employment; Severance: Your employment with the Company is at-will. This at-will employment relationship cannot be changed except in writing signed by an executive officer of the Company. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause (as defined below) or advance written notice.

In the event that, following the Employment Start Date, your employment is terminated by the Company (a) for any reason other than for Cause, death or Disability (as defined below), or (b) by you for Good Reason (as defined below) (a

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

termination described in (a) or (b), a “Qualifying Termination”), subject to your continued compliance with the Employee Confidential Information and Inventions Agreement, as described below, and the effectiveness of your Release (as defined below), you will be entitled to receive, in addition to the Accrued Obligations (as defined below), the following severance benefits:

(i)

an amount equal to your monthly Base Salary as then in effect on the date of your termination (the “Separation Date”) and prior to any reduction in such Base Salary that would permit you to voluntarily terminate employment for Good Reason for the number of months in the Severance Period (as defined below) (the “Severance Payment”), to be paid in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll schedule, with the first such installment commencing on the first regularly scheduled payroll date following the date your Release becomes effective (which first installment will include any installments that would have occurred prior to such date in accordance with the Company’s regular payroll schedule);

(ii)

an amount equal to (A) your Target Bonus for the fiscal year in which the Separation Date occurs, multiplied by (B) (1) 50% if your Qualifying Termination occurs prior to the first anniversary of your Employment Start Date or (2) 100% in the event your Qualifying Termination occurs on or after the first anniversary of your Employment Start Date, to be paid in a single lump sum on the first regularly scheduled payroll date following the date your Release becomes effective, but in no event more than 75 days following the Separation Date (which Target Bonus to be calculated based on your annualized Base Salary rate as then in effect on the Separation Date and prior to any reduction in such Base Salary that would permit you to voluntarily terminate employment for Good Reason);

(iii)

the right to continued health care benefits under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget reconciliation Act of 1985, as amended (“COBRA”), for you and your eligible dependents who were covered under the Company’s health insurance plans as of the Separation Date paid by the Company for a period commencing on the Separation Date and ending on the earlier of (a) the last day of the Severance Period or (b) the date on which you become eligible for healthcare insurance with a subsequent employer or (c) the date on which the applicable continuation period under COBRA expires (provided that, if any of the Company’s health benefits are self-funded as of the Separation Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the foregoing period (or any remaining portion thereof)). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(iv)	accelerated vesting of all of the Company’s equity awards that are subject to time vesting conditions effective as of the Separation Date.

As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.

“Accrued Obligations” means (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time or paid time off) on or before the Separation Date; (ii) and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company as of the Separation Date in accordance with the terms of such plans; and (ii) any reimbursement due to you for expenses reasonably incurred by you on or before the Separation Date.

“Cause” is defined as your (i) conviction of a felony, plea of guilty or “no contest” to a felony, or confession of guilt to a felony; (ii) act or omission which constitutes willful misconduct or gross negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) dishonesty or a breach of fiduciary duty to the Company or the Company’s stockholders, or (B) theft, fraud, embezzlement or other illegal conduct; (iii) failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board determined in good faith, any duty or responsibility assigned to you, which failure of performance continues for a period of more than 30 days after written notice thereof has been provided by the Board, setting forth in reasonable detail the nature of such failure of performance; or (iv) material breach of any of the provisions of this Agreement or any other written agreement between you and the Company.

“Disability” is defined as your inability, due to physical or mental illness or disease, to perform the functions then performed by you for 180 consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future.

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

“Good Reason” is defined as a resignation that occurs following the occurrence of any of the following without your written consent: (i) a material reduction in your base compensation or Target Bonus; (ii) any action or inaction that constitutes a material breach of this Agreement by the Company; or (iii) a material reduction in your authority, duties or responsibilities. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 30 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

“Severance Period” means (i) 6 months in the event your Qualifying Termination occurs prior to the first anniversary of your Employment Start Date, and (ii) 12 months in the event your Qualifying Termination occurs on or after the first anniversary of your Employment Start Date.

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is 6 months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

To the extent that the payments or benefits under this Agreement are “non- qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the first regularly- scheduled payroll date following the date your Release becomes effective.

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

3.

Authorization to Work: Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. Such documentation must be provided to the Company no later than three (3) business days after your date of hire, or the Company’s employment relationship with you may be terminated.

4.

Policies and Procedures: As a Company consultant and employee, you will be expected to abide by Company rules, policies, and regulations as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be specifically required to sign an acknowledgement that you have read and understand the Company’s policies and procedures that govern the terms and conditions of your employment, including but not limited to the Employee Handbook and the Code of Ethical Business Conduct.

5.

Confidential Information: To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard form of Employee Confidential Information and Inventions Agreement. A copy of this agreement is attached hereto as Exhibit A for your review, and shall be signed by you no later than your Consulting Start Date. We understand that you may have signed similar agreements with prior employers, and wish to impress upon you that you are prohibited from using or disclosing the confidential or proprietary information of others during your employment by the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for the possession and use of such materials or documents.

6.

Arbitration: Prometheus has a policy of arbitration for settlement of any dispute between consultants and employees or former consultants or employees and the Company. The Arbitration Agreement, attached hereto Exhibit B, shall be signed by you no later than your Consulting Start Date.

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com

7.

Complete Offer and Agreement: This Agreement, together with the Employee Confidential Information and Inventions Agreement and the Arbitration Agreement, contains the complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings, written or oral, on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an executive officer of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships. This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts-of-law principles.

We hope that you will decide to accept this opportunity with Prometheus Biosciences, Inc. If there is anything further that you wish to discuss or any issues that require clarification, please contact me.

If you accept the terms of this Agreement, kindly sign and date this Agreement, the Employee Confidential Information and Inventions Agreement, and the Arbitration Agreement and return copies to Prometheus by February 8, 2021. You may scan and return copies of the document via e-mail.

I look forward to your acceptance of this offer, and your contributions to the growth and success of Prometheus. We are very excited about you joining our team and we look forward to working with you.

Best Regards,

/s/ Mark McKenna
Mark McKenna
President and CEO

ACCEPTANCE OF AGREEMENT:

I accept the offer on the terms described in this Agreement.

Signature:	/s/ Mark Stenhouse
Name:	Mark Stenhouse
Date:	02/09/2021

Prometheus Biosciences | 9410 Carroll Park Drive, San Diego, CA 92121 | main 858.824.0895 | fax 858.332.3306 | prometheusbiosciences.com